Exhibit 99.1

FOR IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQX: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2019 was $413,000, or $0.21 per basic and diluted share, compared to $288,000, or $0.15 per basic and $0.14 per diluted share for the same period in 2018.

Robert T. Strong, President and Chief Executive Officer stated, “We are very pleased to report that the Company’s first quarter earnings are 43% higher than the same period of one year ago.  Loan production of $18.8 million in loans closed by our Bank along with $18.2 million in loans closed by the Bank’s mortgage company subsidiary during the quarter ended March 31, 2019, was a primary driver for first quarter earnings.  Our performance during the quarter more than offset the additional interest expense from our $8.0 million subordinated debt offering completed at the end of 2018.”

Mr. Strong continued, “I am additionally pleased that our stockholders will benefit from these earnings as we recently announced an increase in our cash dividend by $0.02 per share bringing the quarterly cash dividend from $0.07 to $0.09 per share.  This represents an increase of 29% over the prior dividend rate.  Our stockholders’ equity at March 31, 2019 reflected the increase in net income for the quarter combined with modest stock repurchase activity that continues to improve our book value per share.  The Company acquired over 9,300 shares during the first quarter of 2019.”

Mr. Strong added, “Our credit quality continued to improve as our non-performing loans as a percent of total loans receivable, net, declined to 0.40% at March 31, 2019 compared to 1.31% at March 31, 2018.  Additionally, our Texas Ratio was 10.34% at March 31, 2019, down from 11.56% at March 31, 2018. Needless to say, we are very pleased that loan quality remains high within the Bank’s portfolio.”

Mr. Strong commented, “Including the shares repurchased in the first quarter as mentioned above, the Company has now repurchased approximately 39% of the original shares issued in our initial public offering.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $413,000 for the three months ended March 31, 2019, an increase of $125,000, or 43.4%, compared to net income of $288,000 for the three months ended March 31, 2018.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $158,000 and an increase non-interest income of $100,000, partially offset by an increase in the provision for income taxes of $119,000 and an increase in the provision for loan losses of $14,000.

    The $158,000, or 8.0% increase in net interest income for the three months ended March 31, 2019 over the comparable period in 2018 was driven by a $567,000, or 20.0%, increase in interest income, partially offset by a $409,000, or 47.8%, increase in interest expense.  The increase in interest income was primarily due to a $15.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $207.8 million for the three months ended March 31, 2018 to an average balance of $223.2 million for the three months ended March 31, 2019, and had the effect of increasing interest income $200,000. Also contributing to this increase was a 41 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.21% for the three months ended March 31, 2018 to 5.62% for the three months ended March 31, 2019, which had the effect of increasing interest income $213,000.  The increase in interest income was also due to a $17.0 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $12.4 million for the three months ended March 31, 2018 to an average balance of $29.4 million for the three months ended March 31, 2019, and had the effect of increasing interest income $67,000.  Also contributing to this increase was a 49 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.61% for the three months ended March 31, 2018 to 2.10% for the three months ended March 31, 2019, which had the effect of increasing interest income $16,000.  The increase in interest expense was primarily attributable to a $23.8 million increase in average certificate of deposit accounts which increased from an average balance of $148.6 million for the three months ended March 31, 2018 to an average balance of $172.4 million for the three months ended March 31, 2019, and had the effect of increasing interest expense $107,000.  Also contributing to this increase was a 39 basis point increase in rate on average certificate of deposit accounts, which increased from 1.80% for the three months ended March 31, 2018 to 2.19% for the three months ended March 31, 2019, and had the effect of increasing interest expense by $147,000.  The increase in interest expense was also due to average subordinated debt of $7.8 million for the three months ended March 31, 2019, at the applicable interest rate of 6.5%, which had the effect of increasing interest expense by $129,000 compared to no effect for the three months ended March 31, 2018.  The average interest rate spread decreased from 3.21% for the three months ended March 31, 2018 to 2.90% for the three months ended March 31, 2019 while the net interest margin decreased from 3.38% for the three months ended March 31, 2018 to 3.19% for the three months ended March 31, 2019.

The $14,000, or 19.7% increase in the provision for loan losses for the three months ended March 31, 2019 over the three months ended March 31, 2018 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at March 31, 2019.

The $100,000, or 13.5% increase in non-interest income for the three months ended March 31, 2019 over the comparable period in 2018 was primarily attributable to a $109,000, or 33.6%, increase in net gain on the sales of loans held for sale, an $83,000, or 360.9%, increase in gain on the sale of SBA loans, a $35,000, or 31.8%, increase in mortgage banking and abstract fees, and a $13,000, or 17.6%, increase in insurance commissions. These increases were offset by a $63,000, decrease in the gain on the sales of other real estate owned, a $46,000, or 62.2% decrease on other fees and service charges, and a $31,000, or 39.2%, decrease in real estate sales commissions, net.

Total non-interest expense of $2.3 million for the three months ended March 31, 2019 was unchanged from the three months ended March 31, 2018.  Professional fees increased $22,000, or 36.7%, advertising expense increased $17,000, or 31.5%, data processing expense increased $16,000, or 18.6%, occupancy and equipment expense increased $10,000, or 6.7%, other real estate owned expenses increased $7,000, and director fees increased $3,000, or 5.6%.  These increases were offset by $42,000, or 2.5% decrease in salaries and benefits expense, a $19,000, or 40.4%, decrease in FDIC deposit insurance assessment, and a $14,000, or 8.0%, decrease in other expense.

The provision for income tax increased $119,000, or 216.4%, from $55,000 for the three months ended March 31, 2018 to $174,000 for the three months ended March 31, 2019 due primarily to the increase in pre-tax income and an increase in our effective tax rate from 16.0% for the three months ended March 31, 2018 to 29.6% for the three months ended March 31, 2019.  The increase in our effective tax rate was primarily due a tax deduction taken in the first quarter of 2018 related to the exercise of non-qualified stock options during the three months ended March 31, 2018.

The Company’s total assets at March 31, 2019 were $281.9 million, an increase of $10.5 million, or 3.9%, from $271.4 million at December 31, 2018.  This growth in total assets was primarily due to a $5.2 million, or 106.1%, increase in investment in interest-earning time deposits, a $2.5 million, or 1.2%, increase in loans receivable, net, and a $2.4 million, or 9.1%, increase in cash and cash equivalents.  The largest increase within the loan portfolio occurred in commercial business loans which increased $5.5 million, or 23.1%.  This increase was partially offset by a $1.8 million, or 17.6%, decrease in construction loans and a $1.4 million, or 2.9%, decrease in one-to-four family residential non-owner occupied loans.

Total deposits increased $10.1 million, or 4.8%, to $222.0 million at March 31, 2019 from $211.9 million at December 31, 2018. This increase in deposits was primarily attributable to increases of $12.9 million, or 7.8%, in certificates of deposit and $1.5 million, or 5.6%, in money market accounts, partially offset by a $4.3 million, or 24.5%, decrease in non-interest bearing checking accounts.

Total stockholders’ equity increased $370,000, or 1.6%, to $24.2 million at March 31, 2019 from $23.8 million at December 31, 2018.  Contributing to the increase was net income for the three months ended March 31, 2019 of $413,000, the reissuance of treasury stock for exercised stock options of $109,000, common stock earned by participants in the employee stock ownership plan of $45,000, amortization of stock awards and options under our stock compensation plans of $43,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $12,000, and other comprehensive income, net of $1,000.  These increases were partially offset by dividends paid of $138,000 and by the purchase of treasury stock of $115,000.

Non-performing loans amounted to $880,000 or 0.40% of net loans receivable at March 31, 2019, consisting of five loans, two of which are on non-accrual status and three of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.2 million, or 0.54% of net loans receivable at December 31, 2018, consisting of six loans, three of which were on non-accrual status and three of which were 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2019 include two one-to-four family non-owner occupied residential loans, one one-to-four family owner occupied residential loan, one commercial real estate loan, and one construction loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended March 31, 2019, one loan that was previously on non-accrual status was paid-off.  The allowance for loan losses as a percent of total loans receivable was 0.93% at March 31, 2019 and 0.90% at December 31, 2018.

Other real estate owned (OREO) amounted to $1.74 million at March 31, 2019, consisting of one property that was collateral for a non-performing construction loan.  During the quarter ended March 31, 2019, the Company made $94,000 of capital improvements to the property.  The balance of this OREO property amounted to $1.65 million at December 31, 2018.  Non-performing assets amounted to $2.6 million, or 0.93% of total assets at March 31, 2019 compared to $2.8 million, or 1.04% of total assets at December 31, 2018.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank’s subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets, a Chalfont, PA and a Philadelphia, PA location.  Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At March 31, 2019	At December 31, 2018
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$28,378	$26,012
Investment in interest-earning time deposits	10,153	4,927
Investment securities available for sale at fair value	6,493	6,680
Loans held for sale	4,213	5,103
Loans receivable, net of allowance for loan losses (2019: $2,050; 2018: $1,965)	219,442	216,898
Accrued interest receivable	1,255	1,153
Investment in Federal Home Loan Bank stock, at cost	1,086	1,086
Bank-owned life insurance	3,914	3,894
Premises and equipment, net	2,061	2,058
Goodwill	515	515
Other intangible, net of accumulated amortization	356	368
Other real estate owned, net	1,744	1,650
Prepaid expenses and other assets	2,309	1,060
Total Assets	$281,919	$271,404

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$13,243	$17,542
Interest-bearing	208,743	194,369
Total deposits	221,986	211,911
Federal Home Loan Bank advances	24,000	24,000
Subordinated debt	7,840	7,831
Accrued interest payable	364	221
Advances from borrowers for taxes and insurance	1,690	2,568
Accrued expenses and other liabilities	1,833	1,037
Total Liabilities	257,713	247,568
Stockholders’ Equity	24,206	23,836
Total Liabilities and Stockholders’ Equity	$281,919	$271,404

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands)

	For the Three Months Ended March 31,
	2019	2018
	(Unaudited)
Interest Income	$3,402	$2,835
Interest Expense	1,265	856
Net Interest Income	2,137	1,979
Provision for Loan Losses	85	71
Net Interest Income after Provision for Loan Losses	2,052	1,908
Non-Interest Income	842	742
Non-Interest Expense	2,307	2,307
Income before Income Taxes	587	343
Income Taxes	174	55
Net Income	$413	$288

	Three Months Ended March 31,
Per Common Share Data:	2019	2018
Earnings per share – basic	$0.21	$0.15
Average shares outstanding – basic	1,940,363	1,881,865
Earnings per share – diluted	$0.21	$0.14
Average shares outstanding - diluted	1,991,779	1,990,290
Book value per share, end of period	$12.22	$11.50
Shares outstanding, end of period	1,981,091	1,954,571

	Three Months Ended March 31,
Selected Operating Ratios:	2019	2018
Average yield on interest-earning assets	5.07%	4.84%
Average rate on interest-bearing liabilities	2.17%	1.63%
Average interest rate spread	2.90%	3.21%
Net interest margin	3.19%	3.38%
Average interest-earning assets to average interest-bearing liabilities	115.03%	111.47%
Efficiency ratio	77.45%	84.76%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.40%	1.31%
Non-performing assets as a percent of total assets	0.93%	1.08%
Allowance for loan losses as a percent of non-performing loans	232.85%	67.89%
Allowance for loan losses as a percent of total loans receivable	0.93%	0.88%
Texas Ratio (2)	10.34%	11.56%
_________________________
(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by consolidated tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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